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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

     AGREEMENT dated as of April 9, 1999 between Carol Meyrowitz, whose address is 8 Sylvan Avenue, West Newton, Massachusetts 02465, ("Executive") and The TJX Companies, Inc., a Delaware corporation, whose principal office is in Framingham, Massachusetts ("Company").

     WHEREAS, The Company desires that Executive serve as Senior Vice President, Merchandising of the Marmaxx Division of The TJX Companies, Inc.

     NOW THEREFORE, the parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

     1. EMPLOYMENT. The Company will employ Executive and Executive will be an employee of the Company under the terms and conditions hereinafter set forth. This Agreement supersedes and replaces any prior employment agreement between Executive and the Company or any of its subsidiaries or divisions.

     2. TERM. Executive's employment hereunder shall commence upon the commencement of her performance of her duties hereunder, which shall be on a mutually agreeable date not later than September 15, 1999 (the "Start Date"), and shall continue until the third anniversary of the Start Date (the "Original Term") and thereafter until terminated by either Executive or the Company, subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period").

     3. DUTIES. Executive shall diligently perform the duties and exercise the responsibilities of Senior Vice President, Merchandising of the Company's Marmaxx Division and such additional executive duties and responsibilities as shall from time to time be assigned to her by the Board of Directors or by the Executive Vice President, Merchandising of the Marmaxx Division. Unless the Employment Period shall have earlier terminated, Executive will be promoted to Executive Vice President, Merchandising of the Marmaxx Division, reporting to the President of the Division, no later than 8-12 months after the Start Date.

     4. EXTENT OF SERVICES. Except for illnesses and vacation periods, Executive shall devote all her working time and attention and her best efforts to the performance of her duties and responsibilities under this Employment Agreement; PROVIDED, HOWEVER, that nothing herein contained shall be deemed to prevent or limit the right of Executive (a) to make any passive


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investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts or (b) to participate in charitable or community activities or in trade or professional organizations except only that the President of the Company shall have the right to limit such participation if the President believes that the time spent on such activities infringes upon the time required by Executive for the performance of her duties under this Agreement or is otherwise incompatible with those duties.

     5.   COMPENSATION AND BENEFITS.

     (a) Base Salary. During the Employment Period, Executive shall receive a base salary at the rate of $500,000 per year, rising to $525,000 in June, 2000 and to $555,000 in June 2001, or such higher amount as the Company may determine from time to time. Base salary shall be payable in such manner and at such times as the Company shall pay base salary to other executive employees.

     (b) Signing Bonus. Executive shall be entitled to receive a $200,000 signing bonus 60 days after the Start Date.

     (c) MIP. During the Employment Period, Executive shall be eligible to receive annual awards under the Company's Management Incentive Plan ("MIP"). To the extent provided in Section 162(m) of the Code, the goals, scope and conditions of any award shall be established annually by the Executive Compensation Committee ("Committee"). Subject to the foregoing, Executive shall be entitled to earn up to a specified percentage (initially 40%) of her Base Salary actually earned during each fiscal year if the target established by the Committee for the Marmaxx Division is met and up to a specified percentage (initially 80%) of such salary if such target is exceeded by a specified amount.

Although Executive will start her employment after the current MIP year has commenced, Executive will be entitled to receive payments under the MIP goals as if she were participating in the current years MIP, subject to the following:

     - For the current MIP year, Executive will be guaranteed a minimum payment of $200,000.00 and will participate (pro rated for her period of employment during such year) on the basis of the Marmaxx Division's performance for the entire fiscal year.

     (d) LRPIP. During the Employment Period, Executive will be entitled to participate in the Company's Long Range Performance Incentive Plan ("LRPIP") at a level commensurate with her position in the Company. To the extent provided in
Section 162(m) of the Code, the terms of such awards shall be established by the Committee. Subject to the foregoing, Executive shall be entitled to earn 100% of her target award (initially $225,000) for a complete three year cycle if the target established by the


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Committee is met by the Marmaxx Division and up to 150% of her target award
(initially $337,500) if the target is exceeded by a specified amount.

Although Executive will start her employment after the three year cycles ending in January, 2000, 2001 and 2002 have commenced, Executive will be entitled to receive payments with respect to each of such cycles as if she were participating in such cycles, subject to the following:

     - For the three year cycle ending in January, 2000, Executive will receive a fixed $75,000.00 payment contingent on her being employed by the Company at the end of fiscal 2000.

     - For the three year cycle ending in January, 2001, Executive can earn $150,000.00 if the 3 year target performance goals are met and a maximum of $225,000.00 if such goals are exceeded by a specified amount.

     - For the three year cycle ending in January 2002, Executive can earn up to $225,000.00 if target performance goals are met and up to 150% of target or $337,500.00) if such goals are exceeded by a specified amount.

     (e) Stock Options. At the earlier of the first meeting of the Committee following the Start Date or the September, 1999 meeting of the Committee, Executive will be granted a non qualified stock option for 50,000 shares of common stock pursuant to the Company's 1986 Stock Incentive Plan, as amended (the "Plan"). The exercise price of the shares will be the closing price of the stock on the later of the Start Date and the applicable Committee meeting date, such date constituting the grant date for purposes of the Plan. The option will expire ten years from the grant date and will be exercisable cumulatively at the rate of 33 1/3% each year on the anniversary of the grant date. The options will otherwise have the terms provided for in the Plan or as set forth in the form of grant award previously furnished to Executive.

     (f) SERP. Except as provided in [Exhibit C] ("Change of Control Benefits"), Executive will be entitled to the greater of Category B or C benefits determined and made payable in accordance with the generally applicable provisions of the Company's Supplemental Executive Retirement Plan ("SERP"), including vesting requirements. Executive will receive service credit for her period of prior employment with the Company and its subsidiaries.

     (g) Restricted Stock. At the earlier of the first meeting of the Committee to be held following the Start Date or the September, 1999 meeting of the Committee, Executive will be


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granted, effective as of the later of the Start Date or the applicable Committee meeting date, an award of shares of Restricted Stock under the Plan equal to the number derived by dividing $1.5 million by the closing price of the Company's common stock on the effective date. The shares will vest as follows:

     - No vesting until completion of three years of service from the Start Date, at which time 75% of the shares will vest, except that such 75% shall automatically vest upon any (i) termination of employment hereunder by the Company other than for cause, disability or incapacity, other than any termination of employment hereunder by reason of death or(ii) termination by Executive within 30 days of the relocation of her principal place of employment more than 50 miles from her present residence ("Relocation Termination"). In the event of termination of employment by reason of death, disability or incapacity, Executive shall vest in such shares on a pro rata basis according to the length of the Employment Period in relation to the three year period commencing on the Start Date.

     - The final 25% of the shares will vest upon completion of four years of service from the Start Date.

     - In the event that the Employment Period is not renewed by reason of the Company choosing not to so renew, and the Employment Period is not terminated for any reason by the Company or Executive prior to the last day of the Original Term, the final 25% of the shares will automatically vest on such date.

          The shares of Restricted Stock will otherwise have the terms provided for in the Plan or as set forth in the form of certificate for Restricted Stock previously furnished to Executive.

     (h) FlexPlus. Executive will be eligible to participate in the Company's FlexPlus Plan which covers medical, dental, life insurance and disability program. Upon the Start Date, Executive will be provided with Management Life Insurance in the amount of $975,000.00, plus FlexPlus basic life insurance for an additional $100,000.00 under a Company group policy. In addition, Executive may elect Optional Life coverage up to an additional $300,000.00. Executive will also be eligible for the Company's alternative Split Dollar Life Insurance Program instead of FlexPlus Management Life Insurance.

     (i) Qualified Plans. Executive shall be entitled during the Employment Period to participate in the Company's tax-qualified retirement plan and 401(k) plan and its General


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Deferred Compensation Plan and Executive Savings Plan in accordance with the terms of those plans.

     (j) Policies and Fringe Benefits. Executive shall be subject to Company policies applicable to its Executives generally and Executive shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).

     6.   TERMINATION OF EMPLOYMENT; IN GENERAL.

     (a) The Company shall have the right to end Executive's employment at any time and for any reason, with or without cause. Cause shall consist of dishonesty relating to or arising from Executive's employment hereunder or the affairs of the Company, conviction of a felony, gross neglect of duties (other than as a result of disability or death), or conflict of interest which conflict continues for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

     (b) The Employment Period shall terminate should the Executive become entitled to receive long-term disability compensation pursuant to the Company's long-term disability plan ("disability"). In addition, if by reason of any disability (other than a disability as defined) or other impairment of health that renders her unable to perform her duties to the satisfaction of the Committee, Executive is unable to perform her duties for at least six months in any twelve month period ("incapacity"), upon written notice by the Company to Executive, the Employment Period will be terminated for incapacity.

     (c) Whenever the Employment Period shall terminate, Executive shall resign all office or other positions she shall hold with the Company and any subsidiaries or divisions of the Company.

     7.   BENEFITS UPON TERMINATION OF EMPLOYMENT.

     (a) Termination on or Prior to the last day of the Original Term by The Company Other Than For Cause, Disability or Incapacity or by Executive for a Relocation Termination. If the Employment Period shall have been terminated on or prior to the last day of the Original Term by the Company for any reason other than cause, disability or incapacity, or by Executive for a Relocation Termination, no compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

     (i) For the longer of twelve months after such termination or until the last day of the Original Term, the Company will continue to pay to Executive her base salary at the rate in effect at termination of employment. Base salary shall be paid for the first twelve months of the period without reduction for compensation earned from other employment or


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     self-employment, and shall thereafter be reduced by such compensation.

     (ii) Until the expiration of the period of base salary payments described in (i) immediately above or until Executive shall commence other employment or self-employment, whichever shall first occur, the Company will provide such medical and dental insurance (but not long-term disability insurance or life insurance) for Executive and her family, comparable to the insurance provided for executives generally, as the Company shall reasonably determine in good faith, and upon the same terms and conditions as shall be provided for the Company executives generally.

     (iii) Executive shall not be entitled to any MIP payment but shall be entitled to payment, if any, in the nature of severance equal to the payment she would have earned under MIP if her employment had continued until the end of the fiscal year (pro-rated for the period of active employment during such year).

Executive shall also be entitled to payments or benefits under other grants hereunder (including (i) payment of the signing bonus referred to in Section 5(b) and (ii)the automatic vesting of the shares of Restricted Stock referred to in the first bullet under Section 5(g)) and under other Company plans to the extent, if any, therein provided in the circumstances.

     (b) Termination after the last day of the Original Term by The Company Other Than For Cause, Disability or Incapacity or by Executive for a Relocation Termination. If the Employment Period shall have been terminated after the last day of the Original Term (i) by the Company for any reason other than cause, disability or incapacity, or (ii) by Executive for a Relocation Termination, no compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

     (i) The Company will continue to pay to Executive her then base salary for a period of twelve months from the date of termination, which base salary shall be reduced after six months for compensation earned from other employment or self-employment.

     (ii) Until the expiration of the period of base salary payments described in (i) immediately above or until Executive shall commence other employment or self-employment, whichever shall first occur, the Company will provide such medical and dental insurance (but not long-term disability insurance or life insurance) for Executive and her family, comparable to the insurance provided for executives generally, as the Company shall reasonably determine in good faith, and upon the same terms and


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     conditions as shall be provided for the Company executives generally.

     (iii) Executive shall not be entitled to any MIP payment but shall be entitled to payment, if any, in the nature of severance equal to the payment she would have earned under MIP if her employment had continued until the end of the fiscal year (pro-rated for the period of active employment during such year).

Executive shall also be entitled to payments or benefits under other grants hereunder and under other Company plans to the extent provided therein in the circumstances.

     (c) Termination for Death, Disability or Incapacity. If the Employment Period shall terminate at any time by reason of death, disability or incapacity, no compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

     Executive shall not be entitled to any MIP payment but shall be entitled to payment, if any, in the nature of severance equal to the payment she would have earned under MIP if her employment had continued until the end of the fiscal year (pro-rated for the period of active employment during such year).

     Executive shall also be entitled to payments or benefits under other grants hereunder and under other Company plans, including any long-term disability plan, to the extent therein provided in the circumstances.

     (d) Voluntary Termination; Termination for Cause; Violation of Certain Covenants. If Executive should end her employment voluntarily (other than for a Relocation Termination) or if the Company should end Executive's employment for cause, or if Executive should violate the protected persons or noncompetition provisions of Section 8, all compensation and benefits otherwise payable pursuant to this Agreement shall cease. Executive shall be entitled to (i) payment of accrued but unpaid Base Salary and other fully accrued but unpaid benefits to the extent not inconsistent with the provisions of any applicable plan and (ii) such rights, if any, as shall be applicable in the circumstances under the terms of any grant hereunder or any Company plan. The Company does not waive any rights it may have for damages or for injunctive relief and, in addition to any arbitration rights under Section 16, may pursue any claim for injunctive relief in any court of competent jurisdiction.

     (e) Employment Period Not Extended. If the Company determines not to extend the Employment Period beyond the Original Term or any extension thereof, or offers to extend the Employment Period on terms less favorable to Executive than those set forth herein, and Executive declines, it shall be deemed a termination of the Employment Period by the Company pursuant to


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(a) above. If Executive should choose not to continue her employment beyond the
Original Term or any extension of the Employment Period, other than in response to an offer by the Company to extend the Employment Period on terms less favorable to Executive than those set forth herein, it shall be deemed a voluntary termination by Executive and the provisions of (d) above shall apply.

     8.   AGREEMENT NOT TO SOLICIT OR COMPETE.

     (a) Upon the termination of the Employment Period at any time for any reason, Executive shall not during the Prohibited Period under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization in which Executive has any direct or indirect interest (other than a less-than-one percent equity interest in an entity), with which Executive is affiliated or for which Executive renders any services. "Prohibited Period" shall mean a period coterminous with the period of base salary continuation (without regard to reduction for income from other employment or self-employment) which is applicable or which would have been applicable had the termination been pursuant to Section 7(a), in the case of termination on or prior to the last day of the Original Term, or 7(b), in the case of termination after the last day of the Original Term. A "protected person" shall be a person known by Executive to be employed by the Company or its subsidiaries at or within six months prior to the commencement of conversations with such person with respect to employment.

     As to (i) each "protected person" to whom the foregoing applies, (ii) each subcategory of "protected person" as defined above, (iii) each limitation on (A) employment of, (B) solicitation of, and (C) unsolicited acceptance of services from, each "protected person" and (iv) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

     (b) During the course of her employment, Executive will have learned many trade secrets of the Company and will have access to confidential information and business plans of the Company. Therefore, if Executive should end her employment voluntarily at any time, including by reason of retirement or disability, or if the Company should end Executive's employment at any time for cause, then during the Prohibited Period, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-one percent equity interest in an entity), in a business which is a


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competitor of the Company. A business shall be deemed a competitor of the
Company only if it shall then be so regarded by retailers generally or if it shall operate a promotional off-price family apparel store (such as T.J. Maxx, Marshalls, A.J. Wright or an off price home fashion store such as Home Goods) within ten miles of any "then existing" T.J. Maxx, Marshalls, A.J. Wright or Home Goods store". The term "then existing" in the previous sentence shall refer to any such location that is, at the time of termination of the Employment Period, operated by the Company or any wholly-owned subsidiary of the Company or under lease for operation as aforesaid. Nothing herein shall restrict the right of Executive to engage in a business that operates a conventional or full mark-up department store. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

     If the Employment Period terminates, Executive agrees (i) to notify the Company immediately upon her securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or her benefits provided by the Company shall be subject to termination as provided in Section 7 and (ii) to furnish to the Company written evidence of her compensation earned from any such employment or self-employment as the Company shall from time to time request. In addition, upon termination of the Employment Period for any reason other than death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that she has returned all such items in her possession or under her control.

     9. RELATIONSHIP WITH CHANGE OF CONTROL SEVERANCE AGREEMENT. Upon the occurrence of a Change of Control under Executive's Change of Control Severance Agreement, Executive's rights under MIP for the fiscal year of such occurrence and her rights under LRPIP for the cycles then in effect shall be governed by such agreement and not by this Agreement. Upon a Qualified Termination under the Change of Control Severance Agreement, Executive's rights to base salary continuation and under SERP shall be governed by such agreement and not by this Agreement.

     10. EXECUTIVE ACKNOWLEDGMENT. Executive acknowledges that she and the Company have not entered into, and you have not relied on any agreements or representations, written or oral, express or implied, with respect to her employment that are not set forth expressly in this Agreement. In addition, Executive


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acknowledges and represents that (a) she has fully disclosed to the Company all prior employment agreements or understandings to which she is a party or by which she is bound; and (b) she has not and will not disclose to the Company or to any division thereof, or use for the benefit of the Company or any division thereof, any trade secrets or proprietary information of any prior employer.

     11. ASSIGNMENT. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to her after her death shall be made to her estate.

     12. INDEMNIFICATION. The Company shall defend, indemnify and hold Executive harmless of and from any and all amounts that may be claimed from Executive by, or that may become due from Executive to, Brylane, Inc. or any of its affiliates or successors ("Brylane") at any time (other than amounts for which she is otherwise indemnified or insured),and any Lost Compensation (meaning any base salary, Management Incentive Plan entitlement, car or car allowance, and health benefits other than disability and life insurance that would have accrued from the date of the Company offer letter dated February 24, 1999 to the earliest Start Date proposed by the Company) that otherwise would have but that is not in fact paid to Executive under her employment agreement with Brylane as now in effect, to the extent any such amount or any such Lost Compensation arises from the making to Executive by the Company of any offer of employment, any acceptance by Executive of any such offer of employment, the communication of the making of such offer to Brylane or the taking of any action by Brylane arising therefrom. Executive shall promptly notify the Company of any actual or potential amount, or any actual or potential Lost Compensation, as to which Executive has or would have a right of indemnification hereunder (an "Indemnifiable Matter"); provided that the failure to give such prompt notice shall affect such indemnification rights only to the extent the Company is prejudiced thereby. The Company shall have the right to control, defend and settle any Indemnifiable Matter, including without limitation the right to determine in good faith any and all actions to be taken by Executive in defense of or otherwise regarding the Indemnifiable Matter in question and the right to retain counsel of the Company's choice to represent Executive in regard to such Indemnifiable Matter. The Company shall not effect a settlement of any claim against Executive without Executive's prior written consent (which consent shall not be unreasonably withheld) unless the settlement includes a complete release of the Executive with respect to such claim. In the event of any Indemnifiable Matter, the Company shall be subrogated to all rights of Executive against Brylane or any other third party in respect of such Indemnifiable Matter, and such right of subrogation shall include without limitation the right to bring actions, including


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arbitration proceedings, in Executive's name to enforce such rights of
Executive. Executive shall cooperate fully with the Company at the Company's expense in the Company's exercise of its right of control and its right of subrogation in respect of any Indemnifiable Matter and, in so cooperating, in addition to and without limitation upon such other actions as the Company may reasonably request, shall at the Company's request at the Company's expense attend hearings and trials and reasonably assist in effecting settlements, in securing and giving evidence, in obtaining the attendance of witnesses and in conducting suits as to any Indemnifiable Matter, provided the Company acts reasonably in accordance with the Executive's schedule. Notwithstanding any provisions of this Agreement to the contrary, the provisions of this Section 12 shall survive any termination of this Agreement.

     13. LEGAL EXPENSES. The Company shall pay the reasonable fees and expenses (not to exceed $15,000) of Hale and Dorr LLP counsel for Executive, in the negotiation and drafting of this Agreement and the related Change of Control Severance Agreement.

     14. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given either by personal delivery or by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company, the same shall be mailed to the Company at: 770 Cochituate Road, Framingham, MA 01701, Attention: General Counsel, or other such address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at her address set forth above, or at such other address as Executive may hereafter designate by notice to the Company, with a copy to:

          Hale and Dorr LLP
          60 State Street
          Boston, MA 02109
          Attn:  Hal Leibowitz, Esq.

Notices shall be effective upon receipt.

     15. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of The Commonwealth of Massachusetts.

     16. ARBITRATION. Except for claims or disputes failing within the last sentence of this paragraph, in the event that there is any claim or dispute arising out of or relating to this Agreement, or an alleged breach thereof, such claim or dispute, shall be settled exclusively by binding arbitration in Boston, Massachusetts, in accordance with the Rules Governing Resolution of Employment Disputes of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules, and judgment upon the award rendered by


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the Arbitrator shall be entered in any Court having jurisdiction thereof upon the application of either party. Nothing in this Section 16 shall prevent the Company or Executive from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.


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     In witness whereof the parties have entered into this Agreement as of April
9, 1999.

                                           /s/ Carol Meyrowitz
                                           -------------------------------------
                                           Carol Meyrowitz


                                           THE TJX COMPANIES, INC.


                                  By:      /s/ Bernard Cammarata
                                           -------------------------------------

                                  Title:   President and Chief Executive Officer
                                           -------------------------------------


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                      CHANGE OF CONTROL SEVERANCE AGREEMENT

     THIS CHANGE OF CONTROL AGREEMENT between The TJX Companies, Inc., a Delaware corporation (the "Company"), and Carol Meyrowitz ("Executive"), is dated as of April 9, 1999.

     Executive is expected to be a key executive of the Company or a Subsidiary and an integral part of its management.

     The Company recognizes that the possibility of a change of control of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders.

     The Company wishes to assure Executive of fair severance should her employment terminate in specified circumstances following a change of control of the Company and to assure Executive of certain other benefits upon a change of control.

     In consideration of Executive's continued employment with the Company or a Subsidiary and other good and valuable consideration, the parties agree as follows:

     1. DEFINITIONS. The following terms as used in this Agreement shall have the following meanings:

     (a) "Base Salary" shall mean Executive's annual base salary, exclusive of any bonus or other benefits she may receive.

     (b) "Cause" shall mean dishonesty relating to or arising from Executive's employment hereunder or the affairs of the Company, conviction of a felony, gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

     In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive, together with her counsel, was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; PROVIDED, HOWEVER,


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that the Company may suspend Executive (but not withhold payment of her Base
Salary) from the date that notice of termination is given until the earliest to occur of (a) termination of Executive for Cause effected in accordance with the foregoing procedures, (b) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated), or
(c) the 90th day after notice of termination is given (in which case Executive shall be reinstated).

     (c)  "Change of Control" shall have the meaning set forth in Exhibit A.

     (d) "Committee" shall mean the Executive Compensation Committee of the Board of Directors of the Company.

     (e)  "Company" shall mean The TJX Companies, Inc. or any successor.

     (f) "Current Title" shall mean Executive's title on the date 180 days prior to the commencement of a Standstill Period.

     (g) "Date of Termination" shall mean the date on which Executive's employment is terminated.

     (h) "Disability" shall have the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

     (i) "Incapacity" shall mean a disability (other than Disability within the meaning of the immediately preceding definition) or other impairment of health that renders Executive unable to perform her duties to the satisfaction of the Committee. If by reason of Incapacity Executive is unable to perform her duties for at least six months in any twelve month period, upon written notice by the Company the employment of Executive shall be deemed to have terminated by reason of Incapacity

     (j) "Executive" shall have the meaning set forth in the first paragraph of this Agreement.

     (k) "Qualified Termination" shall mean the termination of executive's employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

     For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of her employment (A) within 120 days after the occurrence without Executive's express written consent of any of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the situation described in those clauses be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) within 120 days after the occurrence without Executive's express written consent of the events described in clauses (VII) or (VIII) below, provided that Executive gives notice to the Company at least 30 days in advance; or (C) upon occurrence of the events described in clauses (IX) or (X) below, provided that Executive gives notice to the Company at least 30 days in advance:

     (I) The assignment to her of any duties inconsistent with her positions, duties, responsibilities, reporting requirements, and status with the Company (or a Subsidiary) immediately prior to a Change of Control, or a substantive change in Executive's titles or offices as in effect immediately prior to a Change of Control, or any removal of Executive from or any failure to re-elect her to such positions, except in connection with the termination of Executive's employment by the Company (or a Subsidiary) for Cause or by the Executive other than for good reason; or any other action by the Company (or a Subsidiary) which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company or the Subsidiary promptly after receipt of notice thereof given by Executive; or

     (II) if Executive's Base Salary for any fiscal year is less than 100 percent of the Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control, or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control, unless any further reduction represents an overall reduction in the Base Salary paid or cash compensation opportunities made available, as the case may be, to executives in the same organizational level (it being the Company's burden to establish this fact); or

     (III) the failure of the Company (or a Subsidiary) to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to a Change of Control unless the Company (or a Subsidiary) provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company (or a Subsidiary) that would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to a Change of Control, unless the elimination or reduction of any such benefit, perquisite or plan affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

     (IV) any purported termination of Executive's employment by the Company (or a Subsidiary) for Cause during a Standstill Period which is not effected in compliance with paragraph (b) above; or

     (V) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of the Change of Control; or

     (VI) any other breach by the Company of any provision of this Agreement or of Executive's employment agreement with the Company; or

     (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit A); or

     (VIII) if Executive is employed by a Subsidiary of the Company, such Subsidiary either ceases to be a Subsidiary of the Company or sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Subsidiary determined in accordance with generally accepted accounting principles consistently applied) or earning power of such Subsidiary (on an individual basis) or such Subsidiary and its subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit A); or

     (IX) termination by Executive of her employment for Retirement; or

     (X) the voluntary termination by Executive of her employment (i) at any time within one year after the Change of

Control or (ii) at any time during the second year after the Change of Control until the Company (or a Subsidiary) offers Executive an employment contract having a minimum two-year duration which provides Executive with substantially the same title, responsibilities, annual and long-range compensation, benefits and perquisites that she had immediately prior to the Standstill Period. Notwithstanding the foregoing, the Board of Directors of the Company may expressly waive the application of this clause (X) if it waives the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which such Board shall in its discretion deem appropriate in the circumstances). The determination of whether to waive or impose conditions on the application of this clause (X) shall be within the complete discretion of the Board of Directors of the Company but shall be made prior to the Change of Control.

     (1) "Retirement" shall mean voluntary termination by Executive of her employment in accordance with the Company's retirement plan or program generally applicable to its salaried employees or in accordance with any retirement arrangement established with Executive's consent with respect to her. Nothing in this Agreement shall affect any agreement between Executive and the Company with respect to her retirement.

     (m) "Standstill Period" shall be the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

     (n) "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

     2.   BENEFITS UPON CHANGE OF CONTROL.

     2.1  BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT.

Executive shall be entitled to the following benefits upon a Qualified
Termination:

     (a) Within 30 days following the Date of Termination, the Company shall pay to Executive the following in a lump sum:

          (i) an amount equal to two times Executive's Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such change), whichever is highest, plus the accrued and unpaid portion of Executive's Base Salary through the Date of Termination. Any payments made to Executive under any long term disability plan of the Company with respect to the two years following termination of employment shall be offset against such two times Base Salary payment. Executive shall promptly make reimbursement payments to the Company to the extent any such disability payments are received after the Base Salary payment.

          (ii) if Executive was a participant in the Company's Supplemental Executive Retirement Plan ("SERP") immediately prior to a Change of Control and the number of years Executive has been employed by the Company (or a Subsidiary) is five or more, including if applicable service for Zayre Corp. and its subsidiaries, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as the higher of a Category B or C participant (regardless of whether she was participating in SERP on the Date of Termination). The present value of such payment shall be calculated using the following rules and assumptions.

     (A) a credit equal to the number of Years of Service (as that term is defined in SERP) that Executive has been employed by the Company and Subsidiaries at the Date of Termination, including if applicable service for Zayre Corp. and its Subsidiaries, shall be added to her Years of Service in determining Executive's total Years of Service. However, the total Years of Service determined hereunder shall not exceed the lesser of (x) 20 or (y) the Years of Service that Executive would have had if she had retired at the age of 65;

     (B) Executive's Average Compensation (as that term is defined in SERP) shall be determined as of the Date of Termination;

     (C) Executive's Primary Social Security Benefit (as that term is defined in SERP) shall mean the annual primary insurance amount to which Executive is entitled or would, upon application therefor, become entitled at age 65 under the provisions of the Federal Social Security Act as in effect on the Date of Termination assuming that Executive received annual income at the rate of her Base Salary from the Date of Termination until her 65th birthdate which would be treated as wages for purposes of the Social Security Act;

     (D) the monthly benefit under SERP determined using the criteria set forth in (A), (B), and (C) above shall be multiplied by 12 to determine an annual benefit; and

     (E) the present value of such annual benefit shall be determined by multiplying the result in (D) by the appropriate actuarial factor from the most recently published table 4A (or its equivalent) as published by the Pension Benefit Guaranty Corporation and which is effective for plan terminations occurring on the Date of Termination, using Executive's age to the nearest year determined as of that date. If, as of the Date of Termination, Executive has previously satisfied the eligibility requirements for Early Retirement under the Company's Retirement Plan, then the appropriate factor shall be that based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 and Payable for Life Thereafter - Healthy Lives", except that if Executive's age to the nearest year is more than 60, then such higher age shall be substituted for 60. If, as of the Date of Termination, Executive has not satisfied the eligibility requirements for Early Retirement under the Company's Retirement Plan, then the appropriate factor shall be based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 65 and Payable for Life Thereafter - Healthy Lives".

     If Executive receives a payment under this subparagraph (ii), she shall not be entitled to any other payments under SERP.

     (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and her family all life insurance, medical insurance and disability plans and programs in which Executive was entitled to participate immediately prior to the Change of Control (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, all such plans and programs in which Executive was entitled to participate immediately prior to such change, if the benefits thereunder are greater), provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which she is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage of benefits provided by another employer.

     (c) For a period of two years after the Date of Termination, the Company shall make available to Executive the use of any automobile that was made available to Executive immediately prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company's automobile policy in effect immediately prior to the Change of Control, or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, the Company shall make available to Executive the use of an automobile of a type comparable to the automobile that was made available to her immediately prior to such change (or, in lieu of making such automobile available, the Company may at its option pay to Executive the present value of its cost of providing such automobile). If, immediately prior to the Date of Termination, the Company provided Executive with an automobile allowance rather than with the use of an automobile, the Company shall pay to Executive in a lump sum within 30 days following the Date of Termination an amount equal to (i) two times Executive's automobile allowance for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such change), whichever is highest, including any increase in such rate which would have become effective during the two-year period following the Date of Termination (had a Qualified Termination not occurred), in accordance with the Company's automobile policy in effect immediately prior to the Change of Control, plus
(ii) the accrued and unpaid portion of Executive's automobile allowance through the Date of Termination.

     Payments under this Section 2.1 and Section 2.2 below shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; PROVIDED, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment under this Section 2.1 or Section 2.2, amounts payable under this Section 2.1 and Section 2.2 shall be reduced to the extent, and only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under this
Section 2.1 or Section 2.2 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Pricewaterhouse-Coopers LLC or by such other certified public accounting firm as the Committee may designate prior to a Change of Control. In the event of any underpayment or overpayment under this Section 2.1 or Section 2.2, as determined by PricewaterhouseCoopers LLC (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

     2.2 OTHER BENEFITS. Within 30 days following a Change of Control, whether or not Executive's employment has been terminated, the Company shall pay to Executive the following in a lump sum:

     (i) an amount equal to the "Target Bonus" under the Company's Management Incentive Plan or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, the "Target Bonus" applicable to Executive for the fiscal year in which such change occurred as if she continued to hold Executive's Current Title, if higher); and

     (ii) if Executive is a participant in the Company's Long Range Management Incentive Plan ("LRMIP"), Long Range Performance Incentive Plan ("LRPIP") or any other performance-based long-range incentive plan at the Change of Control, an amount with respect to each Award Period (as that term is defined in LRMIP) or Performance Cycle (as that term is defined in LRPIP) for which Executive has been designated as a participant equal to 50 percent of the product of (A) the maximum award payable to Executive for such Award Period or Performance Cycle, as designated by the Committee under LRMIP or LRPIP, as the case may be (or, if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, in the case of an Award Period or Performance Cycle which commences after such change, the maximum award payable to Executive for such Award Period or Performance Cycle shall be deemed to be the maximum award payable to Executive for the Award Period or Performance Cycle which commenced immediately prior to such change, if higher), and (B) a fraction, the denominator of which is the total number of fiscal years in the Award Period or Performance Cycle and the numerator of which is the number of years which have elapsed in such Award Period or Performance Cycle prior to the Change of Control (for purposes of this fraction, if the Change of Control occurs during the first quarter of a fiscal year, then one-quarter of the fiscal year shall be deemed to have elapsed prior to the Change of Control, and if the Change of Control occurs after the first quarter of the fiscal year, then the full fiscal year shall be deemed to have elapsed prior to the Change of Control).

     3. NONCOMPETITION; NO MITIGATION OF DAMAGES; OTHER SEVERANCE PAYMENTS; WITHHOLDING.

     3.1 NONCOMPETITION. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of her employment, whether contained in an employment contract or other agreement, shall no longer be effective.

     3.2 NO DUTY TO MITIGATE DAMAGES. Executive's benefits under this Agreement shall be considered severance pay in consideration of her past service and her continued service from the date of this Agreement, and her entitlement thereto shall neither be governed by any duty to mitigate her damages by seeking further employment nor offset by any compensation which she may receive from future employment.

     3.3 OTHER SEVERANCE PAYMENTS. In the event that Executive has an employment contract or any other agreement with the Company (or a Subsidiary) which entitles Executive to severance payments upon the termination of her employment with the Company, the amount of any such severance payments shall be deducted from the payments to be made under this Agreement.

     3.4 WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     4. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Rules Governing Resolution of Employment Disputes of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     5. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc., reasonably incurred by Executive in contesting or disputing that the termination of her employment during a Standstill Period is for Cause or other than for good reason (as defined in Section 1(k)) or in obtaining any right or benefit to which Executive is entitled under this Agreement. Any amount payable under this

Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the First National Bank of Boston, until paid in full.

     6. NOTICE OF TERMINATION. During a Standstill Period, Executive's employment may be terminated by the Company (or a Subsidiary) only upon 30 days' written notice to Executive.

     7. NOTICES. All notices shall be in writing and shall be deemed given five days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

     To the Company:                    The TJX Companies, Inc.
                                        770 Cochituate Road
                                        Framingham, MA  01701
                                        Attn:  General Counsel

     To the Executive:                  At her home address,
                                        as last shown on the
                                        records of the Company

     8. SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     9.   GENERAL PROVISIONS

     9.1 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by Executive's personal or legal representatives or successors. If Executive dies while any amounts would still be payable to her hereunder, benefits would still be provided to her family hereunder or rights would still be exercisable by her hereunder as if she had continued to live, such amounts shall be paid to Executive's estate, such benefits shall be provided to Executive's family and such rights shall remain exercisable by Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Executive.

     9.2 SUCCESSORS. This Agreement shall inure to and be binding upon the Company's successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume expressly this Agreement. If the Company shall not obtain such agreement prior to the effective date of any succession, Executive shall have all rights resulting from termination by Executive for good reason (as defined in Section 1(k) under this Agreement). This Agreement shall not otherwise be assignable by the Company.

     9.3 AMENDMENT OR MODIFICATION; WAIVER. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     9.4 TITLES. No provision of this Agreement is to be construed by reference to the title of any section.

     9.5 CONTINUED EMPLOYMENT. This Agreement shall not give Executive any right of continued employment or any right to compensation or benefits from the Company or any Subsidiary except the right specifically stated herein to certain severance and other benefits, and shall not limit the Company's (or a Subsidiary's) right to change the terms of or to terminate Executive's employment, with or without Cause, at any time other than during a Standstill Period, except as may be otherwise provided in a written employment agreement between the Company (or a Subsidiary) and Executive.

     9.6 TERMINATION OF AGREEMENT OUTSIDE OF STANDSTILL PERIOD. This Agreement shall be automatically terminated upon the first to occur of (i) the termination of Executive's employment for any reason, whether voluntary or involuntary, at any time other than during a Standstill Period or (ii) if Executive is employed by a Subsidiary of the Company, the date on which the Subsidiary either ceases to be a Subsidiary of the Company or sells or otherwise disposes of all or substantially all of its assets, unless such event occurs during a Standstill Period and Executive's employment shall have been terminated in a Qualified Termination within 90 days of such event.

     9.7 PRIOR AGREEMENT. This Agreement shall supersede and replace any prior change of control severance agreement between the Company or any of its Subsidiaries, or any predecessor, and Executive.

     9.8 BINDING ON SUCCESSORS. This Agreement shall be binding on any successor to all or substantially all of the Company's business or assets.

     9.9 GOVERNING LAW. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

     9.10 EMPLOYMENT AGREEMENT. This Agreement shall only become effective on the Start Date as defined in the related Employment Agreement between Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       THE TJX COMPANIES, INC.


                                  By:  /s/ Edmond English
                                       -----------------------------------------


                                       /s/ Carol Meyrowitz
                                       -----------------------------------------
                                       Executive

                                    EXHIBIT A

                        DEFINITION OF "CHANGE OF CONTROL"

     "Change of Control" shall mean the occurrence of any one of the following events:

     (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; PROVIDED, HOWEVER, that no transaction shall be deemed to be a Change of Control unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

     (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; PROVIDED, HOWEVER, that, unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

     (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; or

     (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; PROVIDED, HOWEVER, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph, ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and PROVIDED, FURTHER, that for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:

     "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

     A Person shall be deemed to be the "owner" of any Common Stock:

     (i) of which such Person would be the "beneficial owner", as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

     (ii) of which such Person would be the "beneficial owner" for purposes of
Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

     (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

     An "Executive Related Party" shall mean any affiliate or associate of Executive other than the Company or a Subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).


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